Exhibit 99.1

July 29, 2015

Tetra Tech Reports Third Quarter Results

• Diluted EPS of $0.43, up 39%
• Record operating cash flow of $109 million
• Backlog up 6%
• Declared quarterly dividend of $0.08 per share

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the third quarter ended June 28, 2015.

Third Quarter Results

Revenue in the quarter was $575.1 million and revenue, net of subcontractor costs(1), was $421.9 million.  Revenue and revenue, net of subcontractor costs, increased 2% and decreased 1%, respectively, in the third quarter of fiscal 2015 compared to the same period in fiscal 2014, excluding the wind-down of the Remediation and Construction Management (RCM) segment and the impact from foreign currency translation.  Operating income was $40.7 million and diluted earnings per share (EPS) were $0.43.  Excluding an earn-out gain in the third quarter of fiscal 2014, operating income in the quarter compared to last year’s third quarter was up 35%, and EPS were up 39% compared to the third quarter of fiscal 2014.  Cash generated from operations was $109.3 million, up 88% compared to last year’s third quarter.

On July 27, 2015, Tetra Tech’s Board of Directors declared a quarterly dividend of $0.08 per share payable on September 4, 2015 to stockholders of record as of August 17, 2015.  Additionally, through the first nine months of fiscal 2015, the Company spent $75.5 million of the approved $200 million share repurchase program.

Tetra Tech’s Chairman and CEO, Dan Batrack commented, “Our business delivered solid performance in the third quarter supported by our water and environmental services for our government and commercial clients.  Since the end of last quarter, we were awarded $1.4 billion of new contract capacity with our U.S. federal government clients and backlog in our ongoing operations grew 6%.  We continue to improve our operating margin as demonstrated by the 35% increase in operating income, which contributed to a record quarterly cash flow from operations of $109 million.  Our strong balance sheet will allow us to invest in our organic growth and acquisition strategies, while continuing to return capital to our shareholders through share repurchases and dividends.”

(1)  Tetra Tech’s revenue includes a significant amount of subcontractor costs and, therefore, the Company believes revenue, net of subcontractor costs, which is a non-GAAP financial measure, provides a valuable perspective on its business results.

Nine-Month Results

Revenue for the nine-month period was $1.7 billion and revenue, net of subcontractor costs, was $1.3 billion.  Operating income for the nine-month period was $107.7 million and EPS were $1.14.  Cash generated from operations was $134.1 million.

Operating Results

In thousands (except EPS data)

	Three Months Ended			Nine Months Ended
	June 28, 2015	June 29, 2014	% Y/Y	June 28, 2015	June 29, 2014	% Y/Y
Revenue	$575,108	$629,502	(9)%	$1,720,927	$1,861,635	(8)%
Foreign exchange	15,726	—	—	48,304	—	—
RCM	(16,466)	(67,083)	—	(69,046)	(189,447)	—
Core revenue	$574,368	$562,419	2%	$1,700,185	$1,672,188	2%

Revenue, net of subcontractor costs	$421,899	$458,756	(8)%	$1,291,733	$1,397,731	(8)%
Foreign exchange	14,172	—	—	42,920	—	—
RCM	(5,754)	(22,430)	—	(18,446)	(77,066)	—
Core revenue, net of subcontractor costs	$430,317	$436,326	(1)%	$1,316,207	$1,320,665	0%

Operating income	$40,721	$39,167	4%	$107,732	$129,070	(17)%
Foreign exchange	180	—	—	1,547	—	—
Earn-out gain	—	(8,905)	—	(3,113)	(34,878)	—
Subtotal	$40,901	$30,262	35%	$106,166	$94,192	13%
RCM	190	5,922	—	3,605	9,323	—
Core operating income	$41,091	$36,184	14%	$109,771	$103,515	6%

EPS	$0.43	$0.41	5%	$1.14	$1.31	(13)%
Foreign exchange	—	—	—	0.02	—	—
Earn-out	—	(0.10)	—	—	(0.44)	—
Subtotal	$0.43	$0.31	39%	$1.16	$0.87	33%
RCM	—	0.06	—	0.04	0.09	—
EPS	$0.43	$0.37	16%	$1.20	$0.96	25%

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of transactions that may be completed or developments that become evident after the date of this release.  The Business Outlook section should be read in conjunction with the information on forward-looking statements at the end of this release.

Tetra Tech expects EPS for the fourth quarter of fiscal 2015 to be in the range of $0.48 to $0.52.  Revenue, net of subcontractor costs, for the fourth quarter is expected to range from $420 million to $450 million.  For fiscal 2015, EPS is expected to range from $1.63 to $1.67, and cash EPS(2) is expected to range from $2.85 to $3.01.  Revenue, net of subcontractor costs, for fiscal 2015 is expected to range from $1.71 billion to $1.74 billion.

Webcast

Investors will have the opportunity to access a live audio-visual webcast and supplemental financial information concerning the third quarter results through a link posted on the Company’s website at www.tetratech.com/investors on July 30, 2015 at 8:00 a.m. (PT).

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, and construction management services.  The Company supports commercial and government clients focused on water, environment, infrastructure, resource management, and energy.  With 13,000 staff worldwide, Tetra Tech provides clear solutions to complex problems.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

(2)  Cash EPS is a non-GAAP financial measure that provides a valuable perspective on the Company’s financial results.  Cash EPS is defined as cash flow from operations divided by diluted shares outstanding.  Refer to the cash flow statement for reconciliation from net income to cash flow from operations.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: worldwide political and economic uncertainties; fluctuations in annual revenue, expenses, and operating results; the cyclicality in demand for our overall services; the cyclicality in demand for mining services; the cyclicality in demand for oil and gas services; concentration of revenues from U.S. government agencies and potential funding disruptions by these agencies; violations of U.S. government contractor regulations; dependence on winning or renewing U.S. government contracts; the delay or unavailability of public funding on U.S. government contracts; the U.S. government’s right to modify, delay, curtail or terminate contracts at its convenience; credit risks associated with certain commercial clients; risks associated with international operations; the failure to comply with worldwide anti-bribery laws; the failure to comply with domestic and international export laws; the failure to properly manage projects; the loss of key personnel or the inability to attract and retain qualified personnel; the use of estimates and assumptions in the preparation of financial statements; the ability to maintain adequate workforce utilization; the use of the percentage-of-completion method of accounting; the inability to accurately estimate and control contract costs; the failure to adequately recover on our claims for additional contract costs; the failure to win or renew contracts with private and public sector clients; acquisition strategy and integration risks; goodwill or other intangible asset impairment; growth strategy management; backlog cancellation and adjustments; the failure of partners to perform on joint projects; the failure of subcontractors to satisfy their obligations; requirements to pay liquidated damages based on contract performance; changes in resource management, environmental, or infrastructure industry laws, regulations, or programs; changes in capital markets and the access to capital; credit agreement covenants; industry competition; liability related to legal proceedings, investigations, and disputes; the availability of third-party insurance coverage; the ability to obtain adequate bonding; employee, agent, or partner misconduct; employee risks related to international travel; safety programs; conflict of interest issues; liabilities relating to reports and opinions; liabilities relating to environmental laws and regulations; force majeure events; protection of intellectual property rights; the interruption of systems and information technology; the ability to impede a business combination based on Delaware law and charter documents; and stock price volatility. Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.

 Tetra Tech, Inc.

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except par value)

	June 28, 2015	September 28, 2014

Assets
Current Assets:
Cash and cash equivalents	$175,183	$122,379
Accounts receivable - net	633,544	701,892
Prepaid expenses and other current assets	48,178	52,256
Income taxes receivable	13,562	22,076
Total current assets	870,467	898,603

Property and equipment - net	68,602	73,864
Investments in and advances to unconsolidated joint ventures	2,090	2,140
Goodwill	684,909	714,190
Intangible assets - net	49,197	63,095
Other long-term assets	28,257	24,512
Total Assets	$1,703,522	$1,776,404

Liabilities and Equity
Current Liabilities:
Accounts payable	$141,011	$175,952
Accrued compensation	113,346	110,186
Billings in excess of costs on uncompleted contracts	92,951	103,343
Deferred income taxes	26,373	20,387
Current portion of long-term debt	10,708	10,989
Estimated contingent earn-out liabilities	603	3,568
Other current liabilities	69,905	79,436
Total current liabilities	454,897	503,861

Deferred income taxes	31,279	28,786
Long-term debt	225,513	192,842
Long-term estimated contingent earn-out liabilities	3,524	3,462
Other long-term liabilities	33,890	34,397

Commitments and contingencies

Equity:
Preferred stock - authorized, 2,000 shares of $0.01 par value; no shares issued and outstanding at June 28, 2015, and September 28, 2014	—	—
Common stock - authorized, 150,000 shares of $0.01 par value; issued and outstanding, 60,162 and 62,591 shares at June 28, 2015, and September 28, 2014, respectively	602	626
Additional paid-in capital	344,833	402,516
Accumulated other comprehensive loss	(100,310)	(42,538)
Retained earnings	708,833	651,475
Tetra Tech stockholders’ equity	953,958	1,012,079
Noncontrolling interests	461	977
Total equity	954,419	1,013,056
Total Liabilities and equity	$1,703,522	$1,776,404

Tetra Tech, Inc.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014

Revenue	$575,108	$629,502	$1,720,927	$1,861,635
Subcontractor costs	(153,209)	(170,746)	(429,194)	(463,904)
Other costs of revenue	(340,181)	(381,319)	(1,061,419)	(1,164,761)
Selling, general and administrative expenses	(40,997)	(47,175)	(125,695)	(138,778)
Contingent consideration - fair value adjustments	—	8,905	3,113	34,878
Operating income	40,721	39,167	107,732	129,070
Interest expense	(2,026)	(2,454)	(5,621)	(7,373)
Income before income tax expense	38,695	36,713	102,111	121,697
Income tax expense	(12,443)	(10,002)	(31,202)	(35,751)
Net income including noncontrolling interests	26,252	26,711	70,909	85,946
Net income attributable to noncontrolling interests	(46)	(54)	(111)	(266)
Net income attributable to Tetra Tech	$26,206	$26,657	$70,798	$85,680

Earnings per share attributable to Tetra Tech:
Basic	$0.44	$0.41	$1.16	$1.32
Diluted	$0.43	$0.41	$1.14	$1.31

Weighted-average common shares outstanding:
Basic	60,207	64,566	61,293	64,683
Diluted	60,792	65,302	61,887	65,493

Cash dividends per share	$0.08	$0.07	$0.22	$0.07

TETRA TECH, INC.

Condensed Consolidated Statements of Cash Flows

 (unaudited - in thousands)

	Nine Months Ended
	June 28,	June 29,
	2015	2014

Cash flows from operating activities:
Net income including noncontrolling interests	$70,909	$85,946

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	34,300	42,147
Equity in earnings of unconsolidated joint ventures	(3,097)	(1,929)
Distributions of earnings from unconsolidated joint ventures	3,045	2,145
Stock-based compensation	8,093	8,329
Excess tax benefits from stock-based compensation	(170)	(692)
Deferred income taxes	(9,826)	2,040
Provision for doubtful accounts	(1,866)	384
Fair value adjustments to contingent consideration	(3,113)	(34,878)
(Gain) loss on disposal of property and equipment	(5,295)	66
Foreign exchange loss (gain)	244	(184)

Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	78,110	(9,166)
Prepaid expenses and other assets	6,023	(3,738)
Accounts payable	(36,733)	28,944
Accrued compensation	1,448	817
Billings in excess of costs on uncompleted contracts	(11,363)	(351)
Other liabilities	(21,741)	(16,437)
Income taxes receivable/payable	25,130	10,854
Net cash provided by operating activities	134,098	114,297

Cash flows from investing activities:
Capital expenditures	(20,262)	(14,879)
Payments for business acquisitions, net of cash acquired	(11,750)	(10,695)
Proceeds from sale of property and equipment	10,039	3,740
Payment received on note for sale of operation	—	3,900
Net cash used in investing activities	(21,973)	(17,934)

Cash flows from financing activities:
Payments on long-term debt	(32,631)	(3,641)
Proceeds from borrowings	64,794	—
Payments of earn-out liabilities	(3,199)	(18,662)
Payments of debt issuance costs	(1,457)	—
Excess tax benefits from stock-based compensation	170	692
Repurchases of common stock	(75,500)	(26,088)
Net change in overdrafts	—	(915)
Dividends paid	(13,440)	(4,506)
Net proceeds from issuance of common stock	5,621	18,310
Net cash used in financing activities	(55,642)	(34,810)

Effect of foreign exchange rate changes on cash	(3,679)	(1,986)
Net increase in cash and cash equivalents	52,804	59,567
Cash and cash equivalents at beginning of period	122,379	129,305

Cash and cash equivalents at end of period	$175,183	$188,872

Supplemental information:
Cash paid during the period for:
Interest	$5,084	$6,181
Income taxes, net of refunds received of $4.4 million and $12.1 million	$15,679	$22,109